Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 of Enersis S.A (Registration No. 333-186823) of our report dated February 24, 2013 relating to the consolidated financial statements and financial statement schedule of Enersis S.A. (which report expresses an unqualified opinion for the year ended December 31, 2010 and refers to the audit of Empresa Nacional de Electricidad S.A. by other auditors), appearing in the Annual Report on Form 20-F of Enersis S.A. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Deloitte

Deloitte Auditores y Consultores Limitada

Santiago, Chile

March 20, 2013